Exhibit 99

Acreage Reports Third Quarter 2022 Financial Results
Delivered robust revenue of $61.4 million for Q3 2022, a 28% increase year-over-year
Continued strong profitability with Adjusted EBITDA* of $8.8M, a 36% increase vs. Q3 2021
Subsequent to quarter-end, entered a new U.S. strategic arrangement with Canopy and amended credit facility to gain immediate access to additional funding
New York, November 7, 2022 - Acreage Holdings, Inc. (“Acreage” or the “Company”) (CSE: ACRG.A.U, ACRG.B.U) (OTCQX: ACRHF, ACRDF), a vertically integrated, multi-state operator of cannabis cultivation and retailing facilities in the U.S., today reported its financial results for the third quarter ended September 30, 2022 (“Q3 2022”).
Third Quarter 2022 Financial Highlights
•Consolidated revenue was $61.4 million for Q3 2022, an increase of 28% year-over-year.
•Gross margin of 35% compared to 50% in the second quarter of 2022 ("Q2 2022"). Excluding non-cash inventory adjustments, gross margin was 45% for Q3 2022.
•Adjusted EBITDA* was $8.8 million in Q3 2022, compared to $6.5 million in the third quarter of 2021 ("Q3 2021"). Adjusted EBITDA* as a percentage of consolidated revenue was 14% for Q3 2022.
Third Quarter 2022 Operational Highlights
•Concluded operations in Oregon with the completion of the sale of four retail dispensaries in the state branded as Cannabliss & Co.
•Became one of only a small number of producers in the state of New York with the capability to supply non-remediated whole flower to the market upon the launch of the Company’s whole flower sales under the state’s strict microbial testing regulations.
•Continued strong growth in New Jersey with adult-use sales and made continued progress on upgrades to the infrastructure and operating procedures at the Company's Egg Harbor, New Jersey cultivation facility.
•Launched The Botanist Vape Cartridges and Disposables in Illinois, as well as Superflux Cured Concentrates to build on the reputation of the Company's national brands. Further, the Superflux Margalope Live Resin Vape Cartridge took first place in the Vape Pens category of the High Times Cannabis Cup Illinois.
•Subsequent to the end of the quarter, the Company’s social equity joint venture in Connecticut was approved for both a Disproportionately Impacted Area Cultivation License and an Adult-Use Cannabis Retailer license.
U.S. Strategic Arrangement with Canopy and Credit Facility Amendment
On October 25, 2022, Acreage announced that it entered into an arrangement agreement (the “Floating Share Agreement”) with Canopy Growth Corporation (“Canopy” or “CGC”) and Canopy USA, LLC (“Canopy USA”), CGC’s newly-created U.S. domiciled holding company, pursuant to which, subject to approval of the holders of the Class D subordinate voting shares of Acreage (the “Floating Shares”) and the terms and conditions of the Floating Share Agreement, Canopy USA will acquire all of the issued and outstanding Floating Shares by way of court-approved plan of arrangement (the “Floating Share Arrangement”).

Concurrent with the entering into of the Floating Share Agreement, Canopy irrevocably waived its option to acquire the Floating Shares pursuant to the plan of arrangement implemented on September 23, 2020 (the “Existing Arrangement”) pursuant to the arrangement agreement between Canopy and Acreage dated April 18, 2019, as amended (the “Existing Arrangement Agreement”). Additionally, subject to the provisions of the Floating Share Agreement, Canopy has agreed to exercise its option pursuant to the Existing Arrangement Agreement (the “Fixed Option”) to acquire Acreage’s outstanding Class E subordinate voting shares (the “Fixed Shares”), representing approximately 70% of the total shares of Acreage. Upon exercise of the Fixed Option and completion of the Floating Share Arrangement, Canopy USA will own 100% of all outstanding Fixed Shares and Floating Shares. The Company intends to hold a special meeting of its shareholders in January 2023.
Additionally, the Company amended its existing US$150 million credit facility (the “Amended Credit Facility”) with AFC Gamma, Inc. and Viridescent Realty Trust, Inc. Under the terms of the Amended Credit Facility, $25 million is available for immediate draw by Acreage with a further US$25 million available in future periods under a committed accordion option once certain predetermined milestones are achieved.
Details regarding the Floating Share Agreement, including the strategic benefits and rationale, Fixed Option, and Amended Credit Facility can be found in the Company's press release dated October 25, 2022.
Management Commentary
“Despite significant industry headwinds, our results in the third quarter once again demonstrate the highly attractive positioning our operations have established in our core markets over the last year. We believe very strongly that our disciplined strategy will continue to foster long-term growth and enhanced value for our business as the markets continue to evolve and our opportunity to drive further profitability increases,” said Peter Caldini, CEO of Acreage. “Throughout the remainder of the year we will focus our efforts on strengthening our presence in New Jersey through continued cultivation improvements and prepare for the launch of adult-use sales in key Northeastern markets.”
Mr. Caldini continued, “The Acreage of today is dramatically different than it was a few years ago, and as the next transformative step in our history, we were pleased to recently announce a new arrangement with Canopy that provides the opportunity for their newly established U.S. domiciled entity, Canopy USA, to gain full ownership of Acreage. This agreement is a culmination of the significant work and effort our teams have put in over the last several years, and we are confident that now is the time to execute on this strategic opportunity.”
Mr. Caldini concluded, “Our industry is in its exciting early days with constant developments taking place, and this new arrangement provides the unique ability for shareholders to participate right at the onset of the creation of Canopy USA. Acreage is a valuable addition to what Canopy is building, and we believe the time is right to build an even stronger position ahead of federal permissibility as part of a leading North American brand powerhouse.”

Q3 2022 Financial Summary
(in thousands)

	Three Months Ended September 30,		YoY% Change	Three Months Ended June 30, 2022	QoQ% Change
	2022	2021
Consolidated Revenue	$61,419	$48,152	27.6%	$61,351	0.1%
Gross Profit	21,226	23,804	(10.8)%	30,614	(30.7)%
% of revenue	35%	49%		50%

Total operating expenses	37,661	30,298	24.3%	27,304	37.9%
Net loss	(24,998)	(14,057)		(10,603)
Net loss attributable to Acreage	(22,214)	(12,296)		(9,929)
Adjusted EBITDA*	8,847	6,498	36.1%	10,385	(14.8)%
Total revenue for Q3 2022 was $61.4 million, an increase of $13.3 million or 28% compared to Q3 2021. The year-over-year improvement was primarily due to the addition of operations in Ohio as well as the commencement of adult-use sales in New Jersey. This revenue growth was somewhat offset by declines in other select markets as category headwinds and competitive pressures negatively impacted both price and volume. Additionally, total revenue for Q3 2022 was in-line with Q2 2022. Excluding the Company’s Oregon operations, which concluded at the very beginning of the quarter upon the completion of the sale of the four remaining dispensaries, revenue for the three months ended September 30, 2022, increased by 2% on a sequential basis.
Total gross profit for Q3 2022 was $21.2 million, compared to $23.8 million in Q3 2021. Total gross margin was 35% in Q3 2022 compared to 49% in Q3 2021. Cost increases due to inflation and price declines due to competition negatively impacted gross margin during the quarter. Additionally, cost of goods sold for Q3 2022 included $6.3 million of non-cash inventory adjustments as a result of excess inventory in select markets and carrying values of inventory exceeding net realizable value. Excluding these non-cash inventory adjustments, margin for Q3 2022 was 45%.
Total operating expenses for Q3 2022 were $37.7 million, compared to $30.3 million in Q3 2021. Included in operating expenses for Q3 2022 was a bad debt provision of $7.2 million related to certain notes receivable amounts where collection is considered doubtful and included in operating expenses for Q3 2021 was an impairment charge of $2.3 million related to capital assets in Sewell, New Jersey that were damaged by Hurricane Ida. Excluding these unusual non-cash items, total operating expenses increased by $2.5 million, or 9%, for Q3 2022 due to increases in compensation and general and administrative expenses as a result of inflation and the Company’s expanded operations and were somewhat offset by reductions in equity-based compensation expense, and depreciation and amortization expenses.
Adjusted EBITDA* for Q3 2022 was $8.8 million compared to Adjusted EBITDA* of $6.5 million in Q3 2021 and Adjusted EBITDA* of $10.4 million in Q2 2022. While the expanded operations and implementation of the Company’s strategic plan led to year-over-year growth in Adjusted EBITDA*, Adjusted EBITDA* on a sequential basis was negatively impacted by decreased pricing due to competitive pressures and increased costs due to inflation. Consolidated EBITDA* for Q3 2022 was a loss of $(9.1) million, compared to a consolidated EBITDA* loss of $(1.3) million in the previous year's comparable period.

Net loss attributable to Acreage for Q3 2022 was $(22.2) million, compared to $(12.3) million in Q3 2021.

Balance Sheet and Liquidity
Acreage ended the quarter with $26.6 million in cash and cash equivalents. As of September 30, 2022, $100.0 million was drawn under the Credit Facility entered in the fourth quarter of 2021. In conjunction with the recently announced Amended Credit Facility, an additional $25 million is available for immediate draw, with a further $25.0 million available in future periods under a committed accordion option once certain, predetermined milestones are achieved. Acreage intends to use the proceeds of the Amended Credit Facility to fund expansion initiatives and provide additional working capital.
Earnings Call
Management will host a conference call on November 8, 2022, at 10:00 a.m. ET to discuss the results in detail.

Webcast:	Register
Dial-in:	Canada – 1-833-950-0062 (toll-free) or 1-226-828-7575 US – 1-844-200-6205 (toll-free) or 1-646-904-5544 International – +1-929-526-1599
Conference ID:	719120
The webcast will be archived and can be accessed via Acreage’s website at investors.acreageholdings.com.
About Acreage Holdings, Inc.
Acreage is a multi-state operator of cannabis cultivation and retailing facilities in the U.S., including the Company’s national retail store brand, The Botanist. With its principal address in New York City, Acreage’s wide range of national and regionally available cannabis products include the award-winning The Botanist brand, craft brand Superflux, the Tweed brand, the Prime medical brand in Pennsylvania, the Innocent brand in Illinois and others. Acreage also owns Universal Hemp, LLC, a hemp subsidiary dedicated to the distribution, marketing and sale of CBD products throughout the U.S. Since its founding in 2011, Acreage has focused on building and scaling operations to create a seamless, consumer-focused, branded experience. Learn more at www.acreageholdings.com and follow us on Twitter, LinkedIn, Instagram, and Facebook.
Forward Looking Statements
This news release and each of the documents referred to herein contains “forward-looking information” and “forward-looking statements” within the meaning of applicable Canadian and United States securities legislation, respectively. All statements, other than statements of historical fact, included herein are forward-looking information. Often, but not always, forward-looking statements and information can be identified by the use of words such as “plans”, “expects” or “does not expect”, “is expected”, “estimates”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved.
Forward-looking statements or information involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance or achievements of Acreage or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements or information contained in this news release. Examples of such statements include statements with respect to the timing and outcome of the Floating Share Arrangement, the anticipated benefits of the Floating Share Arrangement, the timing of the closing of the Fixed Shares pursuant to the Existing Arrangement, the anticipated timing of the special meeting, the anticipated strategic benefits of the acquisition of the Fixed Shares and the Floating Shares by Canopy USA, the anticipated increased liquidity of Canopy Shares, the anticipated long-term value of holding Canopy Shares, the ability of Acreage to leverage Canopy’s strategic platform and participate in the revenue and cost synergies expected to be achieved by Canopy USA, Canopy strengthening its position as a brand powerhouse, the expectation that the United States is going to be a core market for Canopy, the formation of a pre-eminent global cannabis company, the satisfaction or waiver of all conditions under the Floating Share Agreement and the Existing Arrangement, the timing and ability of Acreage to achieve the milestones under the Amended Credit Facility, and the proposed use of proceeds under the Amended Credit Facility.
Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including, but not limited to: the occurrence of changes in U.S. federal laws regarding the cultivation, distribution or possession of marijuana; assumptions as to the time required to prepare and mail materials to Acreage shareholders in respect of the special meeting; the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary regulatory, court and shareholder approvals; the ability of the parties to satisfy, in a timely manner, the other conditions to the completion of the Floating Share Arrangement Agreement and the Existing Arrangement Agreement; in the event that the Floating Share Arrangement is not adopted, the likelihood of completion of the acquisition of the Floating Shares pursuant to an alternative transaction; in the event that the Floating Share Arrangement is not adopted, the likelihood of Canopy Growth completing the acquisition of the Fixed Shares under the Existing Arrangements; other expectations and assumptions concerning the transactions contemplated between Canopy Growth and/or Canopy USA, as applicable, and Acreage; the available funds of Acreage and the anticipated use of such funds; the availability of financing opportunities for Acreage and the risks associated with the completion thereof; regulatory and licensing risks; changes in general economic, business and political conditions, including changes in the financial and stock markets; legal and regulatory risks inherent in the cannabis industry, including the global regulatory landscape and enforcement related to cannabis, political risks and risks relating to regulatory change; risks relating to anti-money laundering laws; compliance with extensive government regulation and the interpretation of various laws regulations and policies; public opinion and perception of the cannabis industry; and such other risks disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, dated March 11, 2022 and the Company’s other public filings, in each case filed with the U.S. Securities and Exchange Commission on the EDGAR website at www.sec.gov and with Canadian securities regulators and available under Acreage’s profile on SEDAR at www.sedar.com. Although Acreage has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.
Although Acreage believes that the assumptions and factors used in preparing the forward-looking information or forward-looking statements in this news release are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information and forward-looking statements included in this news release are made as of the date of this news release and Acreage does not undertake any obligation to publicly update such forward-looking information or forward-looking statements to reflect new information, subsequent events or otherwise unless required by applicable securities laws. There can be no assurance that the Floating Share Arrangement will occur, or that such events will occur on the terms and conditions contemplated in this news release. The Floating Share Agreement could be modified, restructured or terminated. Actual results could differ materially from those currently anticipated due to a number of factors and risks. The Floating Share Arrangement cannot close until the required shareholder, court and regulatory approval is obtained. Investors are cautioned that, except as disclosed in the management information circular of Acreage to be prepared in connection with the Floating Share Arrangement, any information released or received with respect to the Floating Share Arrangement may not be accurate or complete and should not be relied upon.
Neither the Canadian Securities Exchange nor its Regulation Service Provider has reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release.
For more information, contact:
Steve Goertz
Chief Financial Officer
investors@acreageholdings.com
Courtney Van Alstyne
MATTIO Communications
acreage@mattio.com

US GAAP FINANCIAL HIGHLIGHTS (UNAUDITED)

US GAAP Statements of Financial Position
US$ (thousands)	September 30, 2022	December 31, 2021
	(unaudited)	(audited)
ASSETS
Cash and cash equivalents	$26,476	$43,180
Restricted cash	95	1,098
Accounts receivable, net	9,466	8,202
Inventory	50,892	41,804
Notes receivable, current	2,500	7,104
Assets held-for-sale	—	8,952
Other current assets	3,843	2,639
Total current assets	93,272	112,979

Long-term investments	34,328	35,226
Notes receivable, non-current	27,343	27,563
Capital assets, net	135,362	126,797
Operating lease right-of-use assets	22,730	24,598
Intangible assets, net	135,807	119,695
Goodwill	30,492	43,310
Other non-current assets	3,563	1,383
Total non-current assets	389,625	378,572
TOTAL ASSETS	$482,897	$491,551

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued liabilities	$26,082	$23,861
Taxes payable	29,240	24,572
Interest payable	1,167	1,432
Operating lease liability, current	2,298	2,145
Debt, current	7,218	1,583
Non-refundable deposits on sale	—	1,000
Liabilities related to assets held for sale	—	1,867
Other current liabilities	10,500	10,333
Total current liabilities	76,505	66,793

Debt, non-current	194,874	169,151
Operating lease liability, non-current	22,324	24,255
Deferred tax liability	29,875	27,082
Other liabilities	1,125	—
Total non-current liabilities	248,198	220,488
TOTAL LIABILITIES	324,703	287,281

Members' equity	157,578	197,267
Non-controlling interests	616	7,003
TOTAL MEMBERS’ EQUITY	158,194	204,270

TOTAL LIABILITIES AND MEMBERS' EQUITY	$482,897	$491,551

US GAAP FINANCIAL HIGHLIGHTS (UNAUDITED)

US GAAP Statements of Operations
US$ (thousands)	Q3'22	Q3'21	YTD'22	YTD'21
Retail revenue, net	$48,314	$30,795	$136,426	$85,038
Wholesale revenue, net	12,810	17,077	42,342	42,634
Other revenue, net	295	280	881	3,090
Total revenues, net	61,419	48,152	179,649	130,762
Cost of goods sold, retail	(26,097)	(16,279)	(70,331)	(43,412)
Cost of goods sold, wholesale	(14,096)	(8,069)	(27,968)	(19,049)
Total cost of goods sold	(40,193)	(24,348)	(98,299)	(62,461)
Gross profit	21,226	23,804	81,350	68,301

OPERATING EXPENSES
General and administrative	9,727	8,465	27,036	23,067
Compensation expense	15,271	10,699	42,045	32,236
Equity-based compensation expense	3,156	4,168	8,970	17,191
Marketing	735	583	2,396	992
Impairments, net	506	2,339	2,973	3,157
Loss on notes receivable	7,219	—	7,219	1,726
Write down (recovery) of assets held-for-sale	—	—	874	(8,616)
Legal settlements (recoveries)	—	—	(335)	322
Depreciation and amortization	1,047	4,044	6,019	9,670
Total operating expenses	37,661	30,298	97,197	79,745

Net operating loss	(16,435)	(6,494)	(15,847)	(11,444)

Income (loss) from investments, net	17	489	154	(777)
Interest income from loans receivable	474	1,067	1,256	4,125
Interest expense	(5,688)	(3,620)	(15,989)	(14,072)
Other income, net	4,743	80	5,019	7,825
Total other loss	(454)	(1,984)	(9,560)	(2,899)

Loss before income taxes	(16,889)	(8,478)	(25,407)	(14,343)

Income tax expense	(8,109)	(5,579)	(24,105)	(11,661)

Net loss	(24,998)	(14,057)	(49,512)	(26,004)

Less: net loss attributable to non-controlling interests	(2,784)	(1,761)	(4,675)	(3,347)

Net loss attributable to Acreage Holdings, Inc.	$(22,214)	$(12,296)	$(44,837)	$(22,657)

Net loss per share attributable to Acreage Holdings, Inc. - basic and diluted:	$(0.20)	$(0.12)	$(0.41)	$(0.22)

Weighted average shares outstanding - basic and diluted	111,200	106,332	108,795	104,524

*NON-GAAP MEASURES, RECONCILIATION AND DISCUSSION (UNAUDITED)
This release includes Adjusted EBITDA, which is a non-GAAP performance measure that we use to supplement our results presented in accordance with U.S. GAAP. The Company uses Adjusted EBITDA to evaluate its actual operating performance and for planning and forecasting future periods. The Company believes that the adjusted results presented provide relevant and useful information for investors because they clarify the Company’s actual operating performance, make it easier to compare our results with those of other companies and allow investors to review performance in the same way as our management. Since these measures are not calculated in accordance with U.S. GAAP, they should not be considered in isolation of, or as a substitute for, net loss or our other reported results of operations as reported under U.S. GAAP as indicators of our performance, and they may not be comparable to similarly named measures from other companies.
The Company defines Adjusted EBITDA as net income before interest, income taxes and, depreciation and amortization and excluding the following: (i) income from investments, net (the majority of the Company's investment income relates to remeasurement to net asset value of previously-held interests in connection with our roll-up of affiliates, and the Company expects income from investments to be a non-recurring item as its legacy investment holdings diminish), (ii) equity-based compensation expense, (iii) non-cash impairment losses, (iv) transaction costs, (v) non-cash inventory adjustments and (v) other non-recurring expenses (other expenses and income not expected to recur).

Reconciliation of GAAP to Non-GAAP Measures
US$ (thousands, except per share amounts)	Q3'22	Q3'21	YTD'22	YTD'21
Net loss (GAAP)	$(24,998)	$(14,057)	$(49,512)	$(26,004)
Income tax expense	8,109	5,579	24,105	11,661
Interest expense (income), net	5,214	2,553	14,733	9,947
Depreciation and amortization	2,583	4,590	9,930	11,384
EBITDA (non-GAAP)*	$(9,092)	$(1,335)	$(744)	$6,988
Adjusting items:
Loss (income) from investments, net	(17)	(489)	(154)	777
Impairments, net	506	—	2,596	818
Non-cash inventory adjustments	6,286	—	6,286	—
Loss on extraordinary events	—	2,339	376	2,339
Loss on notes receivable	7,219	—	7,219	1,726
Write down (recovery) of assets held-for-sale	—	—	874	(8,616)
Equity-based compensation expense	3,156	4,168	8,970	17,191
Legal settlements, net	—	—	(335)	322
Gain on business divestiture	(3,200)	(109)	(3,496)	(11,791)
Other non-recurring expenses	3,989	1,924	6,267	6,425
Adjusted EBITDA (non-GAAP)*	$8,847	$6,498	$27,859	$16,179